Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of June 28, 2012.

BETWEEN:

RESPONSE BIOMEDICAL CORP. (the “Company”), having an office at 1781 West 75th Avenue, Vancouver, BC, Canada V6P 6P2,

AND

Tim Shannon (the “Executive”), having a residence in Charlotte, North Carolina, USA.

WHEREAS:

A.	The Company wishes to employ the Executive in the position of Senior Vice President, World Wide Sales & Marketing and the Executive wishes to accept such employment; and

B.	The Company and the Executive (the “Parties”) have agreed to set out in writing the terms and conditions of employment.

In consideration of the premises and the mutual agreements set forth below, the Parties agree as follows:

1.           EMPLOYMENT

1.1           Position

The Company will employ the Executive, and the Executive will serve the Company in the position of Senior Vice President, World Wide Sales & Marketing on the terms and conditions set out herein.  The position will be based in Vancouver, British Columbia.  The Company will permit the Executive to perform his duties and responsibilities remotely for the first year of his employment, provided the Executive attends meetings and training in Vancouver as required. The Executive will relocate to Vancouver within thirteen (13) months of the Start Date (See Section 1.3, Term; see Section 2.7 Relocation.

1.2           Duties

The Senior Vice President, World Wide Sales & Marketing is directly responsible for driving divisional, regional and international sales except in China, as well as overseeing all sales operations. The Senior Vice President, World Wide Sales & Marketing is responsible for achieving quarterly/annual sales goals, developing distribution channels, building strategic business relationships, and providing vision for all sales strategies and their execution. The Senior Vice President, World Wide Sales & Marketing is also responsible for containing the costs of selling in order to achieve predetermined profit yields.

The CEO may make changes to the Executive’s duties without notice in accordance with the Company’s business needs, and any such changes will not constitute a breach of the terms of employment.

1.3           Term

The Executive’s employment will commence on August 1, 2012 or such earlier date as the Parties agree in writing (the “Start Date”) and will continue until this Agreement is terminated as provided herein (the “Term”).

1.5           Performance

During the employment, the Executive will use his best efforts to:

(a)	well and faithfully serve the Company;

(b)	act in, and promote, the best interests of the Company;

(c)	devote the whole of the Executive’s working time, attention and energies to the business and affairs of the Company;

(d)	comply with all terms of this Agreement and any other Agreements entered into with the Company; and

(e)	comply with all of the Company’s policies and procedures as amended from time to time, and all applicable regulatory requirements.

1.6           Conflict of Interest

The Executive will not act in a manner where his private interest conflicts or could be perceived to conflict with his obligations to the Company.  The Executive acknowledges and agrees that he is not party to any agreement that could prevent or negatively impact or interfere with the proper and full performance of his duties under this Agreement.  During the Term, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the CEO.

1.7           Representations

The Executive represents that he is unaware of any impediment that would preclude him from being eligible to work in Canada, such as a criminal record or conviction, and that the information provided to the Company in applying for this position (including information concerning qualifications and employment history) is complete and accurate. If these representations are determined to be untrue, incomplete or inaccurate, the Company may withdraw this offer prior to the commencement of employment or terminate the employment relationship for cause during the Term pursuant to section 3.3 of this Agreement.  This offer is contingent on the Executive obtaining and sustaining a Canadian work permit, and the Company and the Executive will cooperate with respect to renewal of the Executive’s work permit, as necessary.  This offer and the Executive’s continued employment are also contingent on the Executive relocating his primary residence to Vancouver, British Columbia, Canada within thirteen (13) months of the Start Date.

2.           COMPENSATION AND BENEFITS

2.1           Salary

The Executive will earn an annual salary of $245,000.00 USD (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, applicable statutory and contractual withholdings.  The Executive’s salary will be subject to review and adjustments made based upon the Company’s normal performance review practices.

2.2           Probationary Period

For the first three months, the Executive’s employment will be probationary (the “Probationary Period”).  During the Probation Period, the Executive’s employment may be terminated at any time with or without cause and without advance warning, notice, pay in lieu, severance or any other compensation whatsoever.

2.3           Short Term Incentive

The Executive shall be eligible to participate in any incentive program that is applicable to executives of the Company, including the Company’s Short-Term Incentive Plan (“STI Plan”).  The Company may make changes to its incentive programs, including the STI Plan, without notice in accordance with its business needs, and any changes will not constitute a breach of the terms of employment. The target annual incentive payment for the Executive under the current STI Plan is fifty percent (50%) of Base Salary for the year. This payment is based on the achievement of both sales and individual objectives. The percentage performance target for the achievement of sales objectives is seventy five percent (75%), and the percentage performance target for the achievement of individual objectives is twenty five percent (25%).

In 2012, however the total STI bonus will be prorated to represent only the percentage of time left in 2012 between the Executive’s Start Date and the end of the calendar year. In addition, in 2012, only, the percentage performance target for the achievement of sales objectives will be 50% and the percentage performance target for the achievement of individual objectives will also be 50%. Individual objectives will be mutually agreed upon by Executive and CEO by August 31, 2012.

Further, in 2012, only, Executive will be paid his percentage performance for the achievement of sales objectives based on the following:

-	0% of executive’s target sales objective bonus incentive if the Company’s 2012 sales do not reach $12.3M.

-	100% of Executive’s sales objective target bonus incentive if the Company’s 2012 sales equal or exceed $13.1M, or

-
A percentage of Executive’s sales objective target bonus for the achievement of sales exceeding $12.3M divided by the difference between the Company’s 2012 sales goal ($13.1M) and $12.3M (for example, an achievement of 2012 sales of $12.6M would pay Executive 37.5% ($0.3M/$0.8M) of his sales achievement allocation (50%) of his prorated 50% total year STI).

2.4           Stock Options

It will be recommended at the first meeting of the Board, following the Start Date and after successful completion of the Probationary Period, that the Company grant the Executive an option to purchase eight hundred thousand (800,000) shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date of the grant (the “Option”).  The Option will be subject to applicable regulatory and shareholder approval and if such approval is not granted the Executive will not be entitled to the Option or any other compensation.  The Option will be scheduled to vest as to 25% of the shares subject to the Option one year after the Start Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to the Executive continuing to be a Service Provider (as defined in the Option Plan) through the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company's 2008 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between the Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

As the value of any grant of stock options will be based on market value and other factors, the Company makes no representation or guarantee that any grant of stock options (including the Option) will attain or result in any particular value or compensation to the Executive and the Company is not liable to the Executive for any loss or failure to gain from the grant, retention or exercise of any stock options (including the Option).

2.5           Group Life and Health Benefits

During the term of this Agreement and effective the “Start Date”, the Company will make available to the Executive the insured life and health benefit plans comparable to those provided to other executives of the Company (the “Benefits”).  The terms and conditions of the Benefits (including eligibility) will be determined by the plans or policies from time to time established or purchased by the Company.  Where any benefit is provided through an insured plan, the liability of the Company will be limited to paying its share of the applicable premium.  The Company may cancel or make changes to the Benefits without notice in accordance with its business needs, and any cancellation or changes will not constitute a breach of the terms of employment.

2.6           Vacation

The Executive shall be eligible to earn up to twenty days of paid vacation per year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations to be mutually and reasonably agreed to by the parties.

2.7           Relocation

The Company will reimburse the Executive for the actual and reasonable relocation expenses incurred by the Executive in moving his primary residence to Vancouver, British Columbia up to a maximum of CDN$59,000.00.  Any taxable reimbursement will (a) be paid promptly within 30 days of Executive’s requesting a reimbursement (supported by receipts), (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year, and (c) not be subject to liquidation or exchange for another benefit. In addition to the above, during the relocation period, an executive residence or reimbursement of hotel and living expenses along with a rental car will be provided to the Executive.

2.8           Expenses

The Company will reimburse the Executive for reasonable travel, entertainment or other expenses actually incurred by the Executive in the furtherance of or in connection with the performance of the Executive's duties under this Agreement, in accordance with the Company's expense reimbursement policy as in effect from time to time.

2.9           Vehicle Allowance

The Company will pay the Executive a monthly vehicle allowance of $825.00 USD.

2.10           Benefits Allowance

The Company will pay the Executive a monthly medical benefits allowance of up to $3,000.00 USD, or higher if agreed to by the CEO, to reimburse the Executive for his COBRA coverage in the USA for up to one year from the Start Date.

3.           TERMINATION

3.1           Resignation

If for any reason the Executive wishes to leave the Company, the Executive will provide the Company with one month’s prior written notice of termination of his employment (the “Resignation Period”).  The Parties agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end the Executive’s employment immediately by delivering to the Executive a written notice followed by payment of the Base Salary due to the Executive during the remainder of the Resignation Period.

3.2           Termination for Cause

The Company may terminate the Executive’s employment at any time for cause, effective upon delivery by the Company to the Executive of a written notice of termination of employment.  The Executive will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, the Executive will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

3.3           Termination Without Cause

The Company may terminate the Executive’s employment without cause at any time upon providing the Executive with written notice of the termination of employment, or Base Salary in lieu of such notice, or an equivalent pro rata combination of notice and Base Salary in lieu of such notice or an equivalent pro rate combination of notice and Base Salary in lieu of notice, equal to:

(a)	during the period from the Start Date until the date the Executive relocates to Vancouver, British Columbia, Canada, six (6) months;

(b)	during the period from the date the Executive relocates to Vancouver, British Columbia, until the second anniversary of the Start Date, twelve (12) months;

(c)	after the second anniversary of the Start Date, six (6) months;

(d)
after the third anniversary of the Start Date, seven (7) months plus one (1) additional month for each completed year of service after the fourth anniversary of the Start Date, up to a combined period of nine (9) months in total;

 (the “Notice Period”).

Any payment in lieu of the Notice Period provided to the Executive will be inclusive of any termination or severance pay owing to the Executive under the Employment Standards Act and subject to statutory withholdings.  The Executive will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of the Executive’s employment), and for clarity, without limiting the foregoing, the Executive will not be entitled to any bonus or pro rata bonus payment that has not already been awarded and paid to the Executive by the Company.

3.4           Garden Leave

Once notice of resignation or termination has been given by the Executive or the Company, the Company may excuse the Executive from the performance of the Executive’s duties and/or exclude the Executive from any premises of the Company or any affiliated company.  Base Salary and other contractual benefits shall continue to be paid or provided to the Executive until the last day of the notice period, subject to the terms of the governing agreements or plans.  During any period where the Executive are excused from the Executive’s duties and/or excluded from the Company’s premises, the Executive shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any affiliated company.  At any time, the Company may require the Executive to return to the Company all property in the Executive’s possession or under the Executive’s control belonging to the Company or any affiliated company.

3.5           No Implied Entitlement and Continued Effect

Upon termination of the Executive’s employment with the Company, other than as expressly provided herein, the Executive will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Executive’s employment with the Company unless otherwise amended in writing and signed by the Company.

3.6           Authorization to Deduct Debts

If, on the date of notice of termination or upon termination of the Executive’s employment, the Executive owes the Company any money, the Executive hereby authorizes the Company to deduct any such debt from the final salary payment or any other payment due to the Executive.  Any remaining debt will be immediately payable to the Company and the Executive agrees to satisfy such debt within 14 days of any demand for repayment.

3.7           Directorship and Offices

Upon the termination of employment with the Company for any reason, the Executive will immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of any directorship, office or otherwise.  The Executive agrees that failure to tender such resignation(s) will amount to cause, for which the Company may treat the employment as being terminated for after-acquired cause.  Notwithstanding the foregoing, the termination of employment will not automatically disqualify the Executive from serving a directorship.

3.8           Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installment, will not commence until, the 60th day following the Executive’s separation from service, or, if later, such time as required by the next paragraph.  Except as required by the next paragraph, any installment payments that would have been made to the Executive during the 60-day period immediately following the Executive’s separation from service but for the preceding sentence will be paid to the Executive on the 60th day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of his separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following his separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, instalment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during his taxable year preceding the taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

3.9           Benefits

The Benefits will cease on the date of termination of the employment relationship between the Parties, and the Company will have no obligation to extend the Benefits.  In the event the Executive is terminated pursuant to Section 3.1 of the Agreement, the Company will continue medical and dental coverage during the Notice Period provided such benefits can be continued pursuant to the terms of the applicable plan.

4.           CONFIDENTIALITY AND WORK PRODUCT OWNERHSIP AGREEMENT

4.1           As a condition of employment, the Executive will enter into the Company’s Confidentiality and Work Product Ownership Agreement (the “Confidentiality Agreement”).

5.           RESTRICTED ACTIVITIES

5.1           Acknowledgment

The Executive acknowledges that:

(a)	the business of the Company is highly competitive;

(b)
the Executive will have access to and be entrusted with confidential information and the Executive will be involved in, and responsible for making or contributing to, strategic, supervisory and managerial decisions for the Company;

(c)
the scope of the role of the Executive with the Company will be such that the confidential information the Executive will have access to, and be entrusted with, and the decisions that the Executive be involved in and responsible for making or contributing to, will relate to many aspects of the business of the Company;

(d)
the Executive will develop important relationships with key stakeholders in the business of the Company, including, without limitation, contractors, suppliers and executives, such that the goodwill and viability of the Company will depend in part on the Executive; and

(e)
as a result, the business of the Company would be vulnerable to the Executive engaging in activities that are competitive with or detrimental to aspects of the business of the Company during the Term and for a reasonable period after the termination of the Executive’s employment for any reason.

5.2           Non-Competition

During the Term and for a period of six (6) months after the termination of the Executive’s employment for any reason the Executive will not, directly or indirectly, engage in any undertaking or business, whether as an employee, partner, principal, agent, consultant, or otherwise, that provides, in competition with the Company, any products or services that are the same as or substantially similar to the products or services offered by the Company as of the date of termination of the Executive’s employment.

5.3           Other Restrictions

During the Term and for a period of twelve (12) months after the termination of employment for any reason the Executive will not, directly or indirectly:

(a)	contact or communicate with any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company;

(b)	solicit, divert, or take away from the Company the business of any Customer;

(c)
service, or otherwise enter into contractual relations with, any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company; or

(d)	solicit or encourage any employee or contractor of the Company with whom the Executive became acquainted as a result of the Executive’s employment to terminate their relationship with the Company,

5.4           Definition of Customer

For the purposes of section 5.3 of this Agreement, “Customer” means any person with whom the Executive became acquainted or to whom the Executive provided products or services during the Executive’s employment with the Company, but excluding any person with whom the Company has not done business in the two years preceding the termination of employment.

5.5           Other Duties

The restrictions contained in this section 5 are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

6.           GENERAL

6.1           Enforcement

The Executive’s covenants and obligations under section 5 (Restricted Activities) are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.  In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance, and the Executive will not oppose the granting of any such judicial relief and hereby waive all defences to the strict enforcement of those covenants and obligations and such judicial relief.

6.2           Governing Law/Courts

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia, Canada and the federal laws of Canada applicable therein. The Executive hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia sitting in the City of Vancouver regarding any and all disputes arising from, connected with or relating to this Agreement or any related matter.

6.3           Legal Advice

The Executive acknowledges that the Company recommended that the Executive obtain independent legal advice before executing this Agreement and the Confidentiality Agreement, and that the Executive has had the opportunity to do so.

6.4           Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes.  The Executive consents to the Company collecting, using and disclosing personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company and applicable privacy laws.  The Company agrees that it will protect such information and ensure that such information is held in a manner and ensure that it is available only a a “need to know” basis.

6.5           Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved confidentially as follows:

(a)
Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)
Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party.  If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Arbitration and Mediation Society to have one appointed.  The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each Party will bear its own costs, including one-half share of the mediator’s fees.

(c)
Arbitration – If, after mediation, the Parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the Parties, either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party.  If the Parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either Party may make application to the British Columbia Arbitration and Mediation Society to appoint one.  The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each Party will bear its own costs, including one-half share of the arbitrator’s fees.

6.6           Miscellaneous

No consent or waiver by the Company to or of any breach of this Agreement by the Executive will be effective unless in writing and signed by the Company, or deemed or construed to be a consent to or waiver of a continuing breach or any other breach of this Agreement by the Executive. If any provision of this Agreement is determined to be unenforceable or invalid for any reason, then that provision will be deemed to be severed from this Agreement and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way, unless as a result of the severance this Agreement would fail in its essential purpose. This Agreement will enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, administrators, personal representatives and permitted assigns. This Agreement will enure to the benefit of the Company and its successors, assigns and licensees. The Executive will not assign this Agreement or assign or delegate any of the Executive’s rights, duties or obligations under this Agreement without the Company’s prior written consent, which may be withheld by the Company in its discretion. The Company may assign this Agreement to any person.

6.7           Entire Agreement

This Agreement, the Company’s policies and procedures as amended from time to time and the Confidentiality Agreement constitute the entire agreement between the Executive and the Company regarding the Executive’s employment with the Company, and supersede all previous communications, representations, negotiations, discussions, agreements or understandings, whether oral or written, regarding the Executive’s employment with the Company. There are no other representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and the Company other than as expressly set forth in this Agreement and the Confidentiality Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

RESPONSE BIOMEDICAL CORP.

By:	/s/ Jeffrey Purvin
Jeffrey Purvin Chief Executive Officer

/s/ Tim Shannon 7/2/12
Tim Shannon